LEONARD E. NEILSON
                                 ATTORNEY AT LAW
                            8160 South Highland Drive
                                    Suite 209
                                Sandy, Utah 84093
Phone:  (801) 733-0800                                      Fax:  (801) 733-0808

                                  May 30, 2001



Securities and Exchange Commission
John D. Reynolds, Assistant Director
Division of Corporation Finance
Office of Small Business Operations
450 Fifth Street, N.W.
Washington, DC 20549

Via EdgarLink

         Re:      Treasure Mountain Holdings, Inc.
                  Amendment No. 1 to
                  Registration Statement on Form 10-SB
                  File No.  0-32741

Dear Mr. Reynolds:

         In response to your letter dated May 18, 2001, we are filing Amendment No. 1 to the Form 10-SB registration statement for Treasure Mountain Holdings, Inc. (the "Company"). Please be advised that the amendment consists of the Report of Independent Certified Public Accountants which includes a signature line for the accountants to conform with applicable regulations. Please be further advised that for simplicity, we are filing only the cover page, Report of Independent Certified Public Accountant and signature page.

         Please proceed with your review of the Company's Registration Statement. Correspondences concerning Treasure Mountain Holdings, Inc. should be directed to the undersigned. You may contact this office by phone at (801) 733-0800, or you may send a Fax to (801) 733-0808.


                                                     Yours truly,


                                                     By: /s/ Leonard E. Neilson
                                                     --------------------------
                                                              Leonard E. Neilson
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